Exhibit 3.2

DESIGNATING AMENDMENT TO TRUST AGREEMENT

DESIGNATING THE RIGHTS, PREFERENCES, PRIVILEGES, QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS OF

8.25% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

OF

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Pennsylvania Real Estate Investment Trust, a business trust organized and existing under the laws of the Commonwealth of Pennsylvania (the “Trust”), hereby certifies that, pursuant to the authority conferred upon the Board of Trustees of the Trust (the “Board of Trustees”) by the Trust Agreement As Amended and Restated December 18, 2008 (the “Trust Agreement”), in accordance with 15 Pa. C.S. Chapter 95, and pursuant to authority vested by the Board of Trustees in a pricing committee of the Board of Trustees (the “Pricing Committee”) pursuant to resolutions duly adopted by the Board of Trustees at a meeting on April 12, 2012, the Pricing Committee duly adopted the following resolution by unanimous written consent, dated April 13, 2012, which resolution remains in full force and effect as of the date hereof:

RESOLVED, that, pursuant to the authority vested in the Board of Trustees, and by the Board of Trustees in the Pricing Committee, and in accordance with the provisions of the Trust Agreement, there is hereby created and authorized a series of preferred shares of the Trust, and the rights, preferences, privileges, qualifications, limitations and restrictions of such series are as follows:

8.25% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

Section 1 Number of Shares and Designation. This series of preferred shares shall be designated as 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”) and the number of shares which shall constitute such series shall be 4,600,000 shares, par value $0.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Trustees.

Section 2 Ranking. The Series A Preferred Shares will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Trust, rank (a) senior to the Common Shares (as defined in the Trust Agreement) and any other class of equity securities of the Trust, now or hereafter issued and outstanding, the terms of which provide that such equity securities rank, as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Trust, junior to such Series A Preferred Shares (“Junior Shares”), (b) ranking equally with any equity securities the Trust may authorize or issue in the future that, pursuant to the terms thereof, rank on parity with the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Trust (“Parity Shares”); and (c) junior to any equity securities the Trust may authorize or issue in the future that, pursuant to the terms thereof, rank senior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Trust (“Senior Shares”). Any authorization or issuance of Senior Shares would require the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares voting together as a single class with all other classes or series of Parity Shares upon which like voting rights have been conferred and are exercisable. Any convertible or exchangeable debt securities that the Trust may issue are not considered to be equity securities for these purposes.

Section 3 Dividends.

(a) Holders of the then outstanding shares of Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 8.25% per annum of the $25.00 liquidation preference of each Series A Preferred Share (equivalent to $2.0625 per annum per share).

(b) Dividends on each outstanding Series A Preferred Share shall be cumulative from and including April 20, 2012 and shall be payable (i) for the period from and including April 20, 2012 (the “Original Issue Date”) to June 14, 2012, on June 15, 2012, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 15th day of each March, June, September and December, commencing on September 15, 2012 (each such day being hereinafter called a “Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day (as hereinafter defined), the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest, additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, is hereafter called a “Dividend Period.” Each dividend is payable to holders of record as they appear on the share records of the Trust at the close of business on the record date, not exceeding 30 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Trustees (the “Dividend Record Date”). Dividends shall accumulate from April 20, 2012 or the most recent Dividend Payment Date to which full cumulative dividends have been paid, whether or not in any such Dividend Period or Periods there shall be funds legally available for the payment of such dividends, whether the Trust has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares that may be in arrears. Holders of the Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Shares. Dividends payable on the Series A Preferred Shares for any period greater or less than a full Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Shares for each full Dividend Period will be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series A Preferred Shares have been paid, the holders of Series A Preferred Shares will not be entitled to any further distributions with respect to that Dividend Period.

(c) So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all prior Dividend Periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and such Parity Shares.

(d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in Junior Shares of, or in options, warrants or rights to subscribe for or purchase, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with the terms of an employee incentive or benefit plan of the Trust or any subsidiary, or a conversion into or exchange for Junior Shares or redemptions for the purpose of preserving the Trust’s qualification as a REIT (as defined in the Trust Agreement)), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding Series A Preferred Shares and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares.

(e) Any dividend payment made on the Series A Preferred Shares, including any capital gains dividends, shall first be credited against the earliest accrued but unpaid dividend due with respect to such Series A Preferred Shares which remains payable.

(f) Except as provided herein, the Series A Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

(g) As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(h) As used herein, the term “dividend” does not include dividends payable solely in Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares.

Section 4 Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust shall be made to or set apart for the holders of Junior Shares, the holders of the Series A Preferred Shares shall be entitled to receive $25.00 per share (the “Liquidation Preference”) plus an amount per share equal to all accrued and unpaid dividends (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders; but such holders of the Series A Preferred Shares shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Trust with one or more entities, (ii) a statutory share exchange by the Trust or (iii) a sale or transfer of all or substantially all of the Trust’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

(b) Until payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this Section 4, and to the holders of Parity Shares, subject to any terms and provisions applying thereto, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Trust. Subject to the rights of the holders of Parity Shares, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

Section 5 Optional Redemption.

(a) The Series A Preferred Shares are not redeemable prior to April 20, 2017, except as set forth in Section 5(b) of these terms of the Series A Preferred Shares; provided that the foregoing shall not prevent or limit the right of the Trust to redeem Series A Preferred Shares pursuant to these terms of the Series A Preferred Shares in order to preserve the qualification of the Trust as a REIT for federal and/or state income tax purposes as provided in the Trust Agreement and in Section 8 of these terms of the Series A Preferred Shares. On and after April 20, 2017, the Trust may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Shares, in whole, at any time, or in part, from time to time, for cash (i) at a redemption price of $25.00 per share, plus (ii) subject to the provisions set forth in the first sentence of Section 5(e) of these terms of the Series A Preferred Shares, accrued and unpaid dividends thereon (whether or not declared) to but excluding the date fixed for redemption (the “Regular Redemption Right”). If the Trust elects to redeem any Series A Preferred Shares as described in this paragraph, the Trust may use any available cash to pay the redemption price, and the Trust will not be required to pay the redemption price only out of the proceeds from the issuance of other classes and series of the Trust’s shares or any other specific source.

(b) Upon the occurrence of a Change of Control (as defined below), the Trust may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at (i) a redemption price of $25.00 per share, plus (ii) subject to the provisions set forth in the first sentence of Section 5(e) of these terms of the Series A Preferred Shares, accrued and unpaid dividends thereon (whether or not declared) to but excluding the date fixed for redemption (the “Special Redemption Right”). If, prior to the Change of Control Conversion Date (as defined below), the Trust has provided or provides notice of its election to redeem some or all of the Series A Preferred Shares (whether pursuant to the Regular Redemption Right or the Special Redemption Right), the holders of Series A Preferred Shares shall not have the Change of Control Conversion Right (as defined below) set forth in Section 9 of these terms of the Series A Preferred Shares with respect to the shares called for redemption. If the Trust elects to redeem any Series A Preferred Shares as described in this paragraph, the Trust may use any available cash to pay the redemption price, and the Trust will not be required to pay the redemption price only out of the proceeds from the issuance of other classes and series of the Trust’s shares or any other specific source.

(c) A “Change of Control” is when, after the Original Issue Date, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of the Trust entitled to vote generally in the election of the Trust’s trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(d) Holders of Series A Preferred Shares to be redeemed shall surrender certificates representing such Series A Preferred Shares at the place designated in such notice (or, in the case of Series A Preferred Shares held in book-entry form through a Depositary (as defined below), shall deliver the shares to be redeemed through the facilities of such Depositary) and shall thereafter be entitled to receive the redemption price and any accrued and unpaid dividends payable upon such redemption. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been irrevocably set aside by the Trust, separate and apart from its other funds, in trust for the benefit of the holders of the Series A Preferred Shares so called for redemption, then from and after the redemption date (unless default shall be made by the Trust in providing for the payment of the redemption price plus accrued and unpaid dividends, if any, payable upon redemption), dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any, payable upon redemption. In the event that any redemption date shall not be a Business Day, then payment of the redemption price plus, if applicable, accrued and unpaid dividends, if any, payable upon redemption need not be made on such redemption date but may be made on the next succeeding Business Day with the same force and effect as if made on such redemption date and no interest, additional dividends or other sums shall accrue on the amount so payable for the period from and after such redemption date to such next succeeding Business Day.

(e) Anything herein to the contrary notwithstanding, and except as otherwise required by law, the persons who were the holders of record of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the redemption of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date or the default by the Trust in the payment of the dividend due on that Dividend Payment Date, in which case the amount payable upon redemption of such Series A Preferred Shares will not include such dividend, and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date as aforesaid. Except as provided in this paragraph and except to the extent that accrued and unpaid dividends are payable upon redemption pursuant to the foregoing provisions of this Section 5, the Trust will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares called for redemption.

(f) Unless full cumulative dividends for all past Dividend Periods on all outstanding shares of Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition by the Trust of Series A Preferred Shares pursuant to the Trust Agreement and Section 8 of these terms of the Series A Preferred Shares in order to preserve the qualification of the Trust as a REIT for federal and/or state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding Series A Preferred Shares. In addition, unless full cumulative dividends for all past Dividend Periods on all outstanding Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, the Trust shall not purchase or otherwise acquire, directly or indirectly, any Series A Preferred Shares (except by conversion into or exchange for shares of the Trust ranking junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Trust); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Trust of Series A Preferred Shares pursuant to Section 8 of these terms of the Series A Preferred Shares in order to preserve the qualification of the Trust as a REIT for federal and/or state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding Series A Preferred Shares. Subject to the limitations set forth in the Trust Agreement (including these terms of the Series A Preferred Shares), the Trust shall be entitled at any time and from time to time to repurchase Series A Preferred Shares in open-market transactions, by tender or by private agreement, in each case as duly authorized by the Board of Trustees and effected in compliance with applicable laws.

(g) Notice of redemption will be furnished by the Trust and will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series A Preferred Shares to be redeemed at their addresses as they appear on the share transfer records of the Trust (or, in the case of Series A Preferred Shares held in book-entry form through a Depositary, upon notice of redemption delivered in accordance with such notice and the procedures of such Depositary). No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of Series A Preferred Shares to be redeemed; (iii) the redemption price and whether or not accrued and unpaid dividends will be payable to holders surrendering Series A Preferred Shares or to the persons who were holders of record at the close of business on the relevant Dividend Record Date; (iv) the place or places where certificates for the Series A Preferred Shares, if any, are to be surrendered for payment of the redemption price; (v) the procedures that the holders of Series A Preferred Shares must follow to surrender the certificates, if any, for redemption, including whether the certificates, if any, shall be properly endorsed or assigned for transfer; (vi) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date; (vii) whether such redemption is being made pursuant to the Regular Redemption Right or the Special Redemption Right; (viii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (ix) if such redemption is being made in connection with a Change of Control, that the holders of the Series A Preferred Shares being so called for redemption will not be able to tender such Series A Preferred Shares for conversion in connection with the Change of Control and that each Series A Preferred Share tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares to be redeemed from such holder and, upon redemption, to the extent the Series A Preferred Shares are represented by certificates, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or by any other equitable method determined by the Trust. If any redemption date is not a Business Day, then the redemption price may be paid on the next Business Day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next Business Day.

(h) Upon surrender, in accordance with such notice, of the certificates representing any Series A Preferred Shares to be so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state) (or, in the case of Series A Preferred Shares held in book-entry form through a Depositary, upon delivery of such shares in accordance with such notice and the procedures of such Depositary), such Series A Preferred Shares shall be redeemed by the Trust at the redemption price plus, except as provided in the first sentence of Section 5(e) of these terms of the Series A Preferred Shares, accrued and unpaid dividends, if any. In case fewer than all the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

(i) Any Series A Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred shares of the Trust, without designation as to series until such preferred shares are once more designated as part of a particular series by the Board of Trustees.

Section 6 Voting Rights. Except as otherwise set forth herein, the Series A Preferred Shares shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action. Subject to the provisions in the Trust Agreement regarding Excess Shares (as defined in Paragraph 9.A of the Trust Agreement), in any matter in which the holders of Series A Preferred Shares are entitled to vote, each such holder shall have the right to one vote for each Series A Preferred Share held by such holder.

(a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares are in arrears, whether or not earned or declared, the number of members then constituting the Board of Trustees will be increased by two and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional Trustees of the Trust ( the “Preferred Share Trustees”) at an annual meeting of shareholders or a properly called special meeting of the holders of the Series A Preferred Shares and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the then current Dividend Period on the Series A Preferred Shares and such other Voting Preferred Shares have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding have been paid and full dividends on the Series A Preferred Shares and the Voting Preferred Shares for the then current Dividend Period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect the two Preferred Share Trustees will cease, the terms of office of the Preferred Share Trustees will forthwith terminate and the number of members of the Board of Trustees will be reduced accordingly; provided, however, that the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect the Preferred Share Trustees will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Series A

Preferred Shares be entitled pursuant to these voting rights to elect a trustee that would cause the Trust to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Trust’s shares are listed or under any law or regulation. In class votes with other Voting Preferred Shares, preferred shares of different series shall vote in proportion to the liquidation preference of the preferred shares.

(b) So long as any Series A Preferred Shares are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Shares, voting separately as a class, either at a meeting of shareholders or by written consent, is required (i) to amend, alter or repeal any provisions of the Trust Agreement or of this amendment setting forth the terms of the Series A Preferred Shares, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Shares, (ii) to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of shares of the Trust ranking senior to the Series A Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust, or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other class or series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such class or series so affected is required), or (iii) to enter into any share exchange that affects Series A Preferred Shares, or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into the Trust, unless in each such case described in this clause (iii) each Series A Preferred Share then outstanding remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for one or more preferred shares of the surviving or resulting entity having preferences, conversion and other rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially identical to, and in any event without any material adverse change to, those of the Series A Preferred Shares. However, the Trust may create additional classes of Parity Shares and Junior Shares, amend the Trust Agreement and this Designating Amendment to increase the authorized number of Parity Shares (including the Series A Preferred Shares) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

(c) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Section 7 Information Rights. During any period in which the Trust is not subject to Section 13 or 15(d) of the Exchange Act, and any Series A Preferred Shares are outstanding, the Trust will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Shares, as their names and addresses appear in the record books of the Trust and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Trust would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Trust were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Shares. The Trust will mail (or otherwise provide) the information to the holders of Series A Preferred Shares within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange

Commission if the Trust were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Trust would be required to file such periodic reports if the Trust were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 8 Restrictions on Transfer. The Series A Preferred Shares shall be included within the term “Preferred Shares” and within the term “Shares,” and are governed by and issued subject to all the ownership and transfer restrictions of the Trust Agreement applicable to Preferred Shares and Shares generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Paragraph 9 of the Trust Agreement applicable to Preferred Shares and Shares. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Shares of any other term or provision of the Trust Agreement.

Section 9 Conversion Upon a Change of Control. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 9.

(a) Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares shall have the right (unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem some or all of the Series A Preferred Shares held by such holder pursuant to the Regular Redemption Right or the Special Redemption Right, in which case such holder shall have the right only with respect to Series A Preferred Shares that are not called for redemption) to convert some or all of the Series A Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares per share of Series A Preferred Shares (the “Common Share Conversion Consideration”) equal to the lesser of:

(i) the quotient obtained by dividing (i) the sum of the $25.00 Liquidation Preference per Series A Preferred Share plus the amount of any accrued and unpaid dividends thereon to but excluding the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Share Price (as defined below) (such quotient, the “Conversion Rate”) and

(ii) 5.5741 (the “Share Cap”).

(b) Anything in these terms of the Series A Preferred Shares to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date.

(c) The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Shares), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding immediately after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

(d) For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right shall not exceed 22,296,400 Common Shares (or equivalent Alternative Conversion Consideration, as applicable), subject to proportionate increase to the extent the underwriters’ option to purchase additional Series A Preferred Shares in the initial public offering of Series A Preferred Shares is exercised, not to exceed 25,640,860 Common Shares in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap, and shall be increased on a pro rata basis with respect to any additional Series A Preferred Shares designated and authorized for issuance pursuant to any subsequent amendment to the Trust Agreement.

(e) In the case of a Change of Control pursuant to which Common Shares are or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Shares shall receive upon conversion of such Series A Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, are referred to herein as the “Conversion Consideration”).

(f) If the holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding Common Shares that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding Common Shares that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g) The Trust will not issue fractional Common Shares upon the conversion of Series A Preferred Shares in connection with a Change of Control. Instead, the Trust will make, and the holders of Series A Preferred Shares shall be entitled to receive, a cash payment equal to the value of such fractional shares based upon the Common Share Price used in determining the Common Share Conversion Consideration for such Change of Control.

(h) Within 15 days following the occurrence of a Change of Control, the Trust will provide to holders of Series A Preferred Shares a notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the Series A Preferred Shares at their addresses as they appear on the Trust’s share transfer records and notice shall also be provided to the Trust’s transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any of the Series A Preferred Shares, the holders will not be able to convert the Series A Preferred Shares called for redemption and such Series A Preferred Shares shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Share; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Shares; (ix) the procedures that the holders of Series A Preferred Shares must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series A Preferred Shares may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

(i) The Trust shall issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to Section 9(h) of these terms of the Series A Preferred Shares to the holders of Series A Preferred Shares.

(j) To exercise the Change of Control Conversion Right, the holders of Series A Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the Series A Preferred Shares to be converted, duly endorsed for transfer (or, in the case of any Series A Preferred Shares held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the Series A Preferred Shares to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Trust, duly completed, to the Trust’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series A Preferred Shares to be converted; and (iii) that the Series A Preferred Shares are to be converted pursuant to the applicable terms of the Series A Preferred Shares.

(k) The “Change of Control Conversion Date” is the date the Series A Preferred Shares are to be converted, which will be a Business Day selected by the Trust that is no fewer than 20 days nor more than 35 days after the date on which the Trust provides the notice to holders of Series A Preferred Shares pursuant to Section 9(h) of these terms of the Series A Preferred Shares.

(l) The “Common Share Price” shall be (a) if the consideration to be received in the Change of Control by the holders of Common Shares is solely cash, the amount of cash consideration per Common Share or (b) if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash (x) the average of the closing sale prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which the Common Shares are then traded, or (y) the average of the last quoted bid prices for the Common Shares in the over-the-counter market as reported by Pink OTC Markets

Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Common Shares are not then listed for trading on a U.S. securities exchange.

(m) Holders of Series A Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (a) the number of withdrawn Series A Preferred Shares; (b) if certificated Series A Preferred Shares have been surrendered for conversion, the certificate numbers of the withdrawn Series A Preferred Shares; and (c) the number of Series A Preferred Shares, if any, which remain subject to the holder’s conversion notice.

(n) Notwithstanding the foregoing, if any Series A Preferred Share is held in book-entry form through The Depository Trust Company or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal as applicable shall comply with applicable procedures, if any, of the applicable Depositary.

(o) Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem some or all of the shares of Series A Preferred Shares pursuant to the Regular Redemption Right or the Special Redemption Right, in which case only the Series A Preferred Shares properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Trust elects to redeem Series A Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the redemption price set forth in Section 5(a) or 5(b) of these terms of the Series A Preferred Shares, as applicable.

(p) The Trust will deliver all securities, cash (including, without limitation, cash in lieu of fractional Common Shares) and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any Common Shares or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(q) In connection with the exercise of any Change of Control Conversion Right, the Trust will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Shares into Common Shares or other property. Notwithstanding any other provision contained in these terms of the Series A Preferred Shares, no holder of Series A Preferred Shares will be entitled to convert such Series A Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause such holder (or any other person) to have Beneficial Ownership or Constructive Ownership (each as defined in Paragraph 9.A of the Trust Agreement) in excess of the Ownership Limit (as defined in Paragraph 9.A of the Trust Agreement).

(r) The Trust has reserved and will reserve and keep available at all times, free of any preemptive rights arising by operation of law, under the Trust Agreement or the By-Laws of the Trust, under any agreement or instrument to which the Trust or any of its subsidiaries is a party or otherwise, out of its authorized but unissued shares the maximum number of Common Shares issuable upon conversion of the outstanding Series A Preferred Shares until such time as all of the outstanding Series A Preferred Shares shall have been converted, repurchased and retired or redeemed and retired. The Trust covenants that all Common Shares, if any, issued upon conversion of the Series A Preferred Shares will upon issue be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

Section 10 Record Holders. The Trust and the transfer agent for the Series A Preferred Shares may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the transfer agent shall be affected by any notice to the contrary.

Section 11 Status of Senior Preferred Shares and Holders Thereof. In accordance with Section 8 of the Trust Agreement, the Series A Preferred Shares shall be included within the term “Preferred Shares” and within the term “Shares,” and the holders of Series A Preferred Shares shall be included within the term “Shareholders” for purposes of all provisions of the Trust Agreement, other than Paragraph 2.C., the third sentence of Paragraph 6, Paragraph 10, Paragraph 11.A., the second paragraph of Paragraph 11.C., and Paragraph 11.F. thereof.

RESOLVED, that, this Certificate of Designation shall become effective at 8:30 a.m. (Eastern Time) on April 20, 2012.

IN WITNESS WHEREOF, Pennsylvania Real Estate Investment Trust has caused this Certificate of Designation to be executed and delivered on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 19th day of April, 2012.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Ronald Rubin
Name:	Ronald Rubin
Title:	Chairman and Chief Executive Officer

Attest:

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Executive Vice President,
General Counsel and Secretary

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